This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, underlying supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.

Capped Contingent Buffered Equity Notes Linked to the EURO STOXX[R] Banks Index
due September 23, 2015

The notes are designed for investors who seek unleveraged exposure to the appreciation of the EURO STOXX[R] Banks Index up to a maximum return that will not be less than 25.25% at maturity. Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level is less than the
Initial Index Level by more than 15%, be willing to lose all of their principal amount at maturity. Any payment on the notes is subject to the credit risk of
JPMorgan Chase & Co.

Trade Details/Characteristics
Reference Index:        The EURO STOXX[R] Banks Index (Bloomberg ticker: SX7E) (the "Index")
Upside Leverage Factor: 1.0
Maximum Return:         At least 25.25%.
                        For example, assuming the Maximum Return is 25.25%, if the Index Return is equal to or greater than 25.25%, you will receive the
                        Maximum Return of 25.25%, which entitles you to a maximum payment at maturity of $1,252.50 per $1,000 principal amount note that you hold.
Buffer Amount:          15%
Index Return:           (Ending Index Level -- Initial Index Level) / Initial Index Level
Initial Index Level:    The Index closing level on the pricing date.
Ending Index Level      The arithmetic average of the closing levels of the Index on each of the five Ending Average Dates.
Payment at Maturity:    If the Ending Index Level is greater than the Initial Index Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return, subject to the Maximum Return. Accordingly, if the Ending Index
                        Level is greater than the Initial Index Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                                                      $1,000 +($1,000 x Index Return), subject to the Maximum Return
                        If the Ending Index Level is equal to or less than the Initial Index Level by up to 15%, you will receive the principal amount of your notes at maturity.
                        If the Ending Index Level is less than the Initial Index Level by more than 15%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level by more than 15%, and your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                                                                         $1,000 + [$1,000 x (Index Return)]
                        If the Ending Index Level is less than the initial level by more than 15%, you will lose more than 15% of your principal amount and may lose all of your principal amount at maturity.
Pricing Date:           September 05, 2014
Ending Averaging Dates: September 14, 2015, September 15, 2015, September 16, 2015, September 17, 2015, and September 18, 2015 (the Final Ending
                        Averaging Date)
Preliminary Termsheet   http://www.sec.gov/Archives/edgar/data/19617/000095010314006219/dp49236_fwp-902.htm

Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes when the terms are set.

Hypothetical Return for the Notes at Maturity

[GRAPHIC OMITTED]

The following table illustrates the hypothetical total return at maturity on the notes. The "total return" as used herein is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.

Each hypothetical total return or hypothetical payment at maturity set forth above and below assumes an Initial Index Level of 100 and a Maximum Return of
$1,252.50. The actual Maximum Return will be determined on the pricing date and will not be less than $1,252.50.

Risk Considerations

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.
[] Your investment in the notes may result in a loss.
[] The appreciation potential of the notes is limited, and you will not participate in any appreciation in the Reference Index above the Maximum
Return.
[] Any payment on the notes is subject to the credit risk of JPMorgan
Chase & Co.
[] JPMorgan Chase & Co. and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging JPMorgan Chase & Co.'s obligations under the notes. Their interests may be adverse to your interests.
[] The benefit provided by the contingent buffer may terminate on the final
Ending Average Date.
[] Lack of liquidity - J.P. Morgan Securities LLC ("JPMS") intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.
[] JPMS's estimated value does not represent the future value of the notes and may differ from others' estimates.
[] JPMS's estimated value will be lower than the issue price (price to the public) of the notes.
[] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.
[] Secondary market prices of the notes will likely be lower than the price you paid for the notes and will be be impacted by many economic and market factors.
[] No interest or divident payments or voting rights on the Index.
[] U.S. Non-Securities Risk
[] No direct exposure to fluctuations in foreign exchange rates; however, currency fluctuations could affect the performance of the Index.
[] The equity securities in the Index are concentrated in the banking industry.

          Hypothetical Examples of Amounts Payable at Maturity
==============================================================
Ending Index Level Index Return Total Return
================== ============ ==============================
         262.80        80.00%       25.25%
         219.00        50.00%       25.25%
         204.40        40.00%       25.25%
         189.80        30.00%       25.25%
         182.87        25.25%       25.25%
         175.20        20.00%       20.00%
         160.60        10.00%       10.00%
         153.30         5.00%        5.00%
         149.65         2.50%        2.50%
         146.00         0.00%        0.00%
         138.70        -5.00%        0.00%
         131.40       -10.00%        0.00%
         124.10       -15.00%        0.00%
         124.09       -15.01%      -15.01%
         109.50       -25.00%      -25.00%
         87.60        -40.00%      -40.00%
         14.60        -60.00%      -60.00%
          0.00        -80.00%      -80.00%
================== ============ ==============================

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase
& Co. has filed with the SEC for more complete information about JPMorgan Chase
& Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement, underlying supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments.

Filed pursuant to Rule 433
Registration Statement No. 333-177923
Dated: September 04,2014